EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2012, accompanying the consolidated financial statements and schedule of The Coast Distribution System, Inc. and Subsidiaries (the Company) for the years ended December 31, 2011, 2010 and 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of that report in the Company’s Registration Statements on Forms S-8, (File Nos. 33-10769, 33-15322, 33-18696, 33-64582, 333-55933, 333-55941, 333-52876, 333-136864 and 333-166088).

/s/ Burr Pilger Mayer, Inc.
E. Palo Alto, California
March 30, 2012